UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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DESTINATION MATERNITY CORPORATION

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Destination Maternity Responds to Dissident Group Seeking Company Control at 2018 Annual Meeting

Reiterates that the Company’s Slate of Highly Qualified Nominees Represents the Best Path forward for Destination Maternity’s Stockholders

Casts Doubt on Ability of Dissident Group’s Alternate Slate to Create Value for Destination Stockholders

Highlights Misalignment between Dissident Goals and Broader Stockholder Interests

MOORESTOWN, N.J., May 4, 2018 — Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced that it has sent a letter to its stockholders in connection with its Annual Meeting of Stockholders, which will be held on Wednesday, May 23, 2018, at the corporate headquarters of the Company at 232 Strawbridge Drive, Moorestown, NJ 08057. The letter urges stockholders to vote “FOR” Destination Maternity’s highly qualified slate of nominees - Barry Erdos, Melissa Payner-Gregor, Peter Longo and Pierre-André Mestre - and in favor of the other proposals recommended by the Board of Directors by signing, dating and returning the WHITE proxy card sent by the Company.

The full text of the letter follows:

VOTE FOR ALL OF DESTINATION MATERNITY’S DIRECTOR NOMINEES AND OTHER PROPOSALS ON THE WHITE PROXY CARD TODAY

May 3, 2018

Dear Fellow Stockholders:

The 2018 Annual Meeting of Stockholders will be held on Wednesday, May 23, 2018. As you may know, a dissident group of stockholders led by Nathan G. Miller and Peter O’Malley (the “Miller Group”) is seeking control of your Company and has nominated four individuals in opposition to all four of the Company’s incumbent director nominees. We urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card “FOR” ALL FOUR of Destination Maternity’s highly qualified director nominees: Barry Erdos, Melissa Payner-Gregor, Peter Longo and Pierre-André Mestre, and for each of the other proposals recommended by the Board.

AT A PIVOTAL MOMENT IN ITS HISTORY, DESTINATION HAS THE RIGHT LEADERSHIP AND GO-FORWARD STRATEGY TO MAXIMIZE STOCKHOLDER VALUE

Destination Maternity is the leading designer and retailer of maternity apparel in the United States with 1,124 retail locations, including both stand-alone locations and leased departments located within department stores and baby specialty stores throughout North America. We also sell merchandise on the Internet, through our websites, motherhood.com, apeainthepod.com, and destinationmaternity.com, as well as through Amazon.com and Macys.com.

While the Company has succeeded in establishing and maintaining its leadership position within this specialty retail sector, the past few years have undoubtedly been difficult due to a number of factors and industry headwinds, including the overall weakness in the women’s specialty apparel retail space as well as declining mall-based traffic. Contrary to the claims made by the Miller Group, Destination’s management and its Board have fully embraced the change required in the face of challenging operational and financial results.

The Board has implemented significant changes to its own composition, with half of Destination’s nominees having joined in the last four months. Destination’s Board understands the importance of maintaining fresh perspectives and new viewpoints, and will continue to regularly evaluate its composition.

Destination’s current directors and nominees each possesses extensive, relevant expertise and can provide the effective oversight necessary for the Company to continue making meaningful progress executing on its go-forward strategy. In addition to having significant professional experience in retail, e-commerce, marketing and finance, several of our directors can draw upon their past experiences serving on Boards of other public companies, ensuring your Board has the right corporate governance qualifications and sector-specific knowledge to oversee your business. Additionally, the Boardroom now features an increased ownership perspective in Mr. Pierre-André Mestre, who as Chairman of French children’s clothing retailer Orchestra-Prémaman, represents over 13% of the Company’s outstanding shares.

In contrast to Destination’s nominees, the Miller Group’s nominees have no experience on the board or in the C-suite of a public company. These individuals offer no relevant experience, skills or perspectives that are not already well-represented in your Boardroom. Maintaining a diverse set of experience and skillsets in the Boardroom is critical to continuing Destination’s forward progress and maximizing value for all of its stockholders, and your Board is well equipped to achieve these objectives. As a further testament to the Company’s willingness to effect impactful change, the Board and management have worked closely on a significant revision to Destination’s go-forward strategy, highlighted by the following:

•	Creating a more seamless and relevant omni-channel experience to lift performance in all channels.

•	Capitalizing on the Company’s investments in product sourcing, planning, buying and allocation.

•	Increasing distribution points through additional digital marketplaces as well as a deepened relationship with Amazon.

•	Expanding product offerings beyond our customer’s pregnancy to her life as a new-mom, including baby apparel, hard goods and other products of interest to the growing family.

•	Working diligently to improve profitability through a stringent profit focused philosophy, including a continued, rigorous review of our real estate portfolio as well as opportunistically cutting or investing in our operations where appropriate for ROI.

•	A continued intense focus on supplying the very best product to our customers.

INVESTMENTS IN E-COMMERCE ARE SHOWING MEANINGFUL EARLY RESULTS

In the first quarter of fiscal 2017, the Company upgraded its e-commerce site with the Demandware platform, giving it new capabilities to drive online and omni-channel sales, including ship from store fulfillment. These investments in our platform have generated significant positive momentum as evidenced by e-commerce sales, which have improved sequentially over the recent quarters, rising 54% in the third and 60% in the fourth quarters of 2017, leading to a 41% increase for the full fiscal year. We expect to continue and accelerate this favorable momentum through other technological enhancements, with the goal to make great product available to our customer wherever, whenever and however she chooses to shop.

DESTINATION IS INCREASING ITS FINANCIAL FLEXIBILITY THROUGH STORE OPTIMIZATION, EXPENSE SAVINGS AND INCREASED BORROWING CAPACITY

Under the direction of your Board, Destination has taken significant steps to enhance its financial flexibility, providing it with the resources necessary to implement its strategy to deliver long term profitable growth.

In the brick and mortar channel, Destination continues to optimize its store fleet by closing unprofitable locations, allowing the Company to evolve its business model to address shifting customer preferences while shedding unnecessary real estate costs. By the end of fiscal 2018, the Company will have opportunities to exit or renegotiate terms on approximately 30% of its 487 locations, with that percentage increasing to almost 50% by the end of fiscal 2019.

These actions are one component of the Company’s ongoing stringent profit focused philosophy, which helped drive a $23 million reduction in 2016 SG&A and another $8 million through the first nine months of fiscal 2017, and is expected to reduce costs by another $10 million in fiscal 2018. The Company is achieving significant savings without impacting increased investments that are being prioritized to support revenue growth.

In order to strengthen its balance sheet and enhance its borrowing capacity, Destination entered into a new five-year $25 million senior secured term loan facility and negotiated the extension of the Company’s current revolving credit facility to be coterminous with this new term loan. Along with other modifications, the Board expects these arrangements will yield in excess of $10 million of additional borrowing availability going forward, enabling Destination to capitalize on its leadership position in the U.S. maternity market, effectively compete in the rapidly changing retail landscape and deliver profitable long term growth.

THE MILLER GROUP WANTS TO TAKE CONTROL OF YOUR COMPANY AND REPLACE DESTINATION’S ENTIRE BOARD OF DIRECTORS WITH A SLATE OF UNPROVEN AND UNTESTED NOMINEES

The Miller Group is seeking to take control of your Company and has nominated a slate of four nominees for election to the Board of Directors at the Annual Meeting. The election of the Miller Group’s nominees would replace every member of your Board, including our interim CEO Melissa Payner-Gregor and the representative of our largest stockholder in Pierre-André Mestre, with directors who lack institutional knowledge of your Company and other requisite skills for effective service on your Board.

Additionally, not one of the Miller Group’s nominees appears to possess any experience as a director of a public company of Destination’s size and complexity, and only two of the four have ever served in a senior/ leadership role at a public company.

When conducting a side by side evaluation across a number of important metrics, we believe it is apparent that the incumbent Director nominees are far and away the most qualified individuals to execute the Company’s ongoing initiatives.

	Incumbent Destination Directors	Miller Group Nominees
Public company BOD experience	Over 55 years	0 years
Public company C-suite experience	Over 40 years	0 years
Public company senior leadership experience	Over 65 years	Fewer than 10 years

As evidenced by Destination’s multiple attempts to reach a settlement with the Miller Group in the best interests of all Company stockholders, the Board recognized that certain of the nominees proposed by the Miller Group might be acceptable Director additions. However, none of the Miller Group’s proposed nominees are suitable to serve as Director replacements. Simply put, their collective experience and relevant expertise pale in comparison to the decades of corporate leadership and board experience in the retail and apparel industry represented on your Board.

Unfortunately, our good faith efforts to reach a settlement were met with continued disproportionate demands by the Miller Group, which purportedly owns less than 9% of Destination’s stock. Instead of working with us, the Miller Group would rather take control of your Board for its own benefit. We believe the Miller Group’s attempt to replace Destination’s entire Board with unproven, untested and less qualified individuals is too risky of a chance to take with your Company and your investment.

THE MILLER GROUP’S INTERESTS ARE NOT ALIGNED WITH THE INTERESTS OF ALL DESTINATION STOCKHOLDERS

The Miller Group’s history of engagement with the Destination Board strongly suggests that its interests are not aligned with other stockholders. Whereas the Miller Group is currently attempting to gain control of the Company by replacing the entire Board of Directors with a slate of candidates that collectively have no experience on the board or in the C-suite of a public company, Mr. Miller initially sought to gain control of the Company by proposing to acquire it at a below market price.

After Mr. Miller abandoned this effort, he proposed a private investment in the Company that would essentially enable him and an unidentified group of investors to gain control of the Company’s stock, control of the Company’s Board, and control of the appointment of Destination’s next permanent chief executive officer – all at a discounted price. Having carefully evaluated their financial considerations and management implications, the Board determined that Mr. Miller’s proposals, while perhaps in his personal best interest, were clearly not in the best interests of all of the Company’s other stockholders.

With Mr. Miller having failed to gain control of your Company through these bargain-basement takeover attempts, the Miller Group’s current proposal is yet another self-serving effort at a takeover. If the Miller Group is successful in its ill-advised campaign, Destination stockholders would be deprived of the financial premium that traditionally accompanies a change in control, and the relative lack of business expertise and leadership experience of the dissident slate would seriously jeopardize the Company’s ability to preserve existing and generate additional stockholder value.

Whether through its inadequate proposal to purchase the Company, its inadequate proposed private investment that would enable it to acquire control of the Company’s shares, or its current attempts to gain full control of the Company’s Board, it is clear that the Miller Group’s top priority is to take over your Company, not about creating value for all stockholders.

Stockholders should ask themselves: If the Miller Group truly sought to maximize stockholder value, wouldn’t it have seriously entertained Destination’s multiple settlement offers, accepted Destination’s proposal to appoint Miller Group nominees to 50% of the Company’s Director positions, and join with your Board in avoiding the cost and distraction of this election contest?

PROTECT THE VALUE OF YOUR INVESTMENT IN DESTINATION: VOTE THE WHITE PROXY CARD “FOR” ALL OF THE PROPOSALS TODAY

Your Board is comprised of individuals who bring valuable perspectives and highly relevant experience, and they have recently overseen the successful recruitment of two highly qualified independent directors to further diversify opinions in the Boardroom. With a strong team in place and a solid infrastructure upon which to grow, the Company is focused on improving performance, achieving profitable growth and maximizing stockholder value. Do not turn over control of your Company to a group of individuals with no public company board experience, limited executive management experience and limited relevant industry experience. Vote on the WHITE proxy card “FOR” all proposals and our highly qualified slate of nominees: Barry Erdos, Melissa Payner-Gregor, Peter Longo and Pierre-André Mestre.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope. If you have previously returned a gold proxy card you received from the Miller Group, you have every right to change your vote by using the WHITE proxy card to support the Destination Board. Only your latest dated validly executed proxy card will count. Please do not send back any gold proxy cards, even as a “protest vote,” as doing so will cancel out any previously submitted WHITE proxy cards. Please vote today by telephone, online or by signing, dating and returning your WHITE proxy card today.

We are extremely honored to serve on behalf of you, our stockholders. Your Board and management team are committed to constructive engagement with our stockholders and maximizing the value of your investment.

On behalf of the Board, thank you for your continued support.

Very truly yours,

The Destination Maternity Board

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of the Company’s proxy materials,

please contact Okapi Partners at the phone numbers or email listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

+ 1 (212) 297-0720 (Main)

+ 1 (855) 208-8903 (Toll-Free)

Email: info@okapipartners.com

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this letter or made from time to time by management of the Company, including those regarding real estate opportunities, sales, additional borrowing capacity, expected SG&A savings and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, could affect the Company’s ability to realize such savings and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully manage our real estate relationships, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), availability of suitable store locations, our ability to develop and source merchandise and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this letter are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this letter. The Company assumes no obligation to update or revise the information contained in this letter (whether as a result of new information, future events or otherwise), except as required by applicable law.

Important Additional Information

Destination Maternity, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Destination Maternity stockholders in connection with the matters to be considered at Destination Maternity’s 2018 Annual Meeting to be held on May 23, 2018. On April 23, 2018, Destination Maternity filed a definitive proxy statement (the “Proxy Statement”) and form of White proxy card with the SEC in connection with any such solicitation of proxies from Destination Maternity stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2018 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Destination Maternity’s 2018 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Destination Maternity with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at http://investor.destinationmaternity.com.